STOCK OPTION AND TENDER AGREEMENT

     Stock Option and Tender Agreement (this "Agreement"), dated September 29, 1998, by and among Wolters Kluwer U.S. Corporation, a Delaware corporation ("Parent"), OTI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the stockholders set forth in Schedule I hereto (each, a "Stockholder" and collectively, the "Stockholders").

                              W I T N E S S E T H:

     WHEREAS, Parent, Sub, and Ovid Technologies, Inc., a Delaware corporation (the "Company") are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub has agreed to make a tender offer (the "Offer") for all outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company at a price per share of Common Stock, based upon the representations set forth in Section 3.2 of the Merger Agreement, of $24.59 net to the seller in cash (such price, or such higher price per share of Common Stock as may be paid in the Offer, being referred to herein as the "Offer Price"), to be followed by a merger (the "Merger") of Sub with and into the Company.

     WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, each of Parent and Sub has required that each Stockholder agree, and in order to induce Parent and Sub to enter into the Merger Agreement, each Stockholder has agreed, among other things, subject to the provisions contained herein, (i) to tender in the Offer all of the shares of Common Stock now owned or which may hereafter be acquired by such Stockholder (the "Shares"),
(ii) to grant to Parent or Sub, as Parent shall designate (the "Optionee") the option to purchase the Shares in certain circumstances, (iii) to appoint Parent as such Stockholder's proxy under certain circumstances to vote the Shares in connection with the Merger Agreement, (iv) with respect to certain questions put to stockholders of the Company for a vote, to vote the Shares, in each case, in accordance with the terms and conditions of this Agreement, and (v) to restrict transfers or exercises of Company Options (as defined in Section 8 below), if any, held by such Stockholder except as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Tender of Shares. Each Stockholder severally (and not jointly) agrees to tender and sell to Parent and/or Sub pursuant to the Offer all of the Shares legally and/or beneficially owned by such Stockholder (as set forth on Schedule I hereto) and that once tendered, each Stockholder agrees, subject to the provisions of Section 2, that such Shares will not be withdrawn from the Offer unless the Offer is terminated by Parent or Sub without any shares of Common Stock being purchased thereunder. Each Stockholder severally (and not jointly) agrees that such Stockholder shall deliver to the depositary for the Offer, promptly, but not later than five (5)


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days, following the commencement of the Offer, either a letter of transmittal together with the certificates for the Shares, if available, or a "Notice of Guaranteed Delivery", if the Shares are not available. Nothing contained in this Agreement shall be deemed to require any Stockholder to exercise any Company Option (as defined in Section 8).

     2. Stock Option.

          2.1 Grant of Stock Option. Each Stockholder hereby grants to Optionee an irrevocable option (the "Stock Option") on the terms and conditions set forth in this Section 2, to purchase all of the Shares legally and/or beneficially owned by such Stockholder (as set forth on Schedule I hereto) (including Shares subject to Company Options), at such time as Optionee may exercise the Stock Option during the Exercise Period (as defined below), at a purchase price equal to the Offer Price.

          2.2 Exercise of Stock Option. (a) Each Stock Option may be exercised by Optionee, in whole and for all of such Stockholder's Shares but not in part or for less than all of such Stockholder's Shares, and only simultaneously as to all Stockholders (i) if the Offer has been terminated by Parent or Sub for the reasons set forth in (f) or (g) of the Conditions to the Offer (as set forth in Annex A to the Merger Agreement) or (ii) if the Offer has expired without the purchase of Shares thereunder and at the time of such expiration (x) the Minimum Condition (as defined in the Merger Agreement) has not been satisfied or (y) circumstances had occurred giving rise to a right of termination by Parent or Sub for the reasons set forth in (f) or (g) of said Conditions of the Offer, in each case without any violation of the Offer or the Merger Agreement by Parent or Sub. Notice of exercise may be given at any time during the period (the "Exercise Period") commencing after the Stock Option becomes exercisable (under the circumstances provided in this Section 2.2) and ending on the date which is three months following the date on which any Superior Proposal (as defined in the Merger Agreement) expires or is withdrawn or terminated without the purchase of any Shares. In addition, Optionee may also exercise the Stock Option if the Merger Agreement shall terminate by reason of the Company's exercise of its termination rights pursuant to Section 7.1(c)(i)(a) or (b) of the Merger Agreement, whereupon the Exercise Period shall commence on the date such termination rights are exercised and end on the date which is three months following the date on which any Superior Proposal expires or is withdrawn or terminated without the purchase of any Shares.

               (b) In the event Optionee wishes to exercise the Stock Option, Optionee shall send a written notice (an "Exercise Notice") during the Exercise Period to each Stockholder specifying that Optionee shall purchase the total number of Shares held by such Stockholder and a date, which shall be a business day, and a place, which shall be in New York City, New York, for the closing of such purchase (the "Stock Option Closing"). The Stock Option Closing shall be delayed during such time as (I) any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of the Shares pursuant to the Stock Option or (II) the waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not have expired or been terminated.


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               (c) Upon receipt of the Exercise Notice, each Stockholder shall be obligated to deliver to Optionee, and Optionee shall be obligated to purchase (and Parent shall cause Optionee to purchase), a certificate or certificates representing the number of Shares held by such Stockholder (or to direct the depositary for the Offer to so deliver such certificate or certificates), in accordance with the terms of this Agreement, on the later of the date specified in such Exercise Notice or the first business day on which the conditions specified in Section 2.3 shall be satisfied. The date specified in such Exercise Notice may be as early as one business day after the date of such Exercise Notice but shall not be later than five (5) business days after the later of (i) the date of such Exercise Notice, or (ii) the date all conditions under Section
2.3 are satisfied.

          2.3 Conditions to Delivery of the Shares. The obligation of the Stockholders to deliver, and of the Optionee to pay for, the Shares upon exercise of the Stock Option is subject to the following conditions:

               (a) All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the exercise of the Stock Option and the delivery of the Shares shall have expired or been terminated; and

               (b) There shall be no permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the exercise of the Stock Option or the delivery of the Shares in respect of such exercise.

          2.4 Stock Option Closing. At the Stock Option Closing, each Stockholder will deliver to Optionee a certificate or certificates evidencing the number of Shares owned by such Stockholder, each such certificate being duly endorsed in blank and accompanied by such stock powers and such other documents as may be necessary in Optionee's judgment to transfer record ownership of the Shares into Optionee's name on the stock transfer books of the Company, and Optionee will purchase the delivered Shares at the Offer Price. All payments made by Optionee to the Stockholders pursuant to this Section 2.4 shall be made by wire transfer of immediately available funds or by certified bank check payable to the Stockholders, in an amount for each Stockholder equal to the product of (a) the Offer Price and (b) the number of Shares delivered by such Stockholder in respect of the Stock Option Closing.

          2.5 Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Optionee's rights and privileges under this Agreement, the number and kind of the shares and the consideration payable in respect of the Shares shall be appropriately and equitably adjusted to restore to Optionee its rights and privileges under this Agreement. Without limiting the scope of the foregoing, in any such event, at the option of Optionee, the Stock Option shall represent the right to purchase, in addition to the number and kind of Shares which Optionee would be entitled to


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purchase pursuant to the immediately preceding sentence, whatever securities, cash or other property the Shares subject to the Stock Option shall have been converted into or otherwise exchanged for, together with any securities, cash or other property which shall have been distributed with respect to such Shares.

          2.6 Tender of Shares by Stockholders in Connection with Tender Offer Superior Proposal.

               (a) Notwithstanding anything herein to the contrary, and notwithstanding that the Stock Option has become exercisable pursuant to Section
2.2 hereof, if at any time during the Exercise Period a tender offer pursuant to any Superior Proposal (the "Superior Offer") is commenced, then, subject to the terms and conditions of this Section 2.6, on the last day of the offer period of the Superior Offer such Stockholders shall tender their Shares in the Superior Offer. Concurrent therewith, if Optionee's tender offer is continuing at such time, the Stockholders' Shares shall be released from Optionee's tender offer. Subject to the provisions of Section 2.6(d), Optionee's right to exercise the Stock Option shall be suspended for so long as the Superior Offer shall not have expired or been terminated or withdrawn and, subject to the terms of this
Section 2.6, such right shall terminate simultaneously with the consummation of the Superior Offer and receipt by the Stockholders of the consideration therefor. Notwithstanding the foregoing, Optionee may elect, by written notice to the Stockholders at any time prior to the tender of such Shares into the Superior Offer by the Stockholders, to require the Stockholders, on a pro rata basis, to retain Shares in an amount, as determined by Optionee, up to 25% of the then outstanding shares of Common Stock on a fully diluted basis (the "Minority Percentage"), whereupon the Stockholders shall not tender such amount of Shares in the Superior Offer and Optionee's right to exercise the Stock Option as to such Shares shall continue without limitation.

               (b) In the event that the Superior Offer is consummated, as to Shares tendered by the Stockholders in accordance with paragraph (a) of this
Section 2.6, each Stockholder shall deliver to the Optionee that portion of the consideration received by such Stockholder which is equal to the Incremental Value (as defined below) multiplied by the number of Shares tendered by such Stockholder in connection with such Superior Proposal. The Incremental Value shall be determined as follows: If the consideration payable pursuant to the Superior Offer is all cash, the Incremental Value shall equal the amount by which the offer price in such Superior Proposal exceeds the Offer Price. If the consideration payable consists of cash and securities or only securities, the Incremental Value shall equal the amount by which (x) the sum of the cash, if any, plus the value of the securities received in the Superior Proposal (the amount of such cash and the value of such securities being determined on a per share basis) exceeds (y) the Offer Price. The value of any publicly-traded securities issued to the Stockholders upon consummation of the Superior Proposal shall be determined by reference to the closing price of such securities on the date of consummation of the Superior Proposal. The value of any securities which have not previously been publicly traded ("Newly Registered Securities") shall be determined by reference to the average closing price of such securities over the twenty (20) trading days following consummation of the Superior Proposal. Each Stockholder shall deliver to the Optionee the Incremental Value for each Share held by such Stockholder immediately upon receipt if the consideration is cash or cash and publicly-traded


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securities or, if the consideration includes Newly Registered Securities, upon the later of receipt of the consideration or the date on which the value of the securities is determined. The Incremental Value shall be payable to Optionee in cash and securities in the same proportion as the cash and securities payable to the Stockholders.

               (c) If Optionee has required the Stockholders to retain the Minority Percentage, the Optionee will exercise the Stock Option with respect to the Minority Percentage promptly upon the consummation of the Superior Offer.

               (d) In the event that the Superior Offer expires or is terminated or withdrawn without purchase of the Shares tendered by the Stockholders, or if the Stockholders breach their obligation to tender their Shares in the Superior Offer or withdraw the tender of such Shares in such Superior Offer, Optionee's right to exercise the Stock Option with respect to such Shares shall, simultaneously with such expiration, termination, withdrawal or breach, be restored.

          2.7 Voting of Shares in Connection with Merger Superior Proposal.

               (a) Notwithstanding the provisions of Section 5.1(a) and Section 7, in the event that the Superior Proposal is structured as a merger which is not preceded by a tender offer, the Stockholders shall be permitted to vote such Stockholders' Shares in favor of such merger; provided, however, that Optionee may elect, by written notice to the Stockholders, to require the Stockholders to abstain from voting in favor of the merger with respect to the Minority Percentage. Subject to the provisions of Section 2.7(c), Optionee's right to exercise the Stock Option shall be suspended so long as the Superior Proposal described in this Section 2.7 shall not have expired or been terminated or withdrawn and, subject to the terms of this Section 2.7, such right shall terminate simultaneously with the consummation of the Superior Proposal described in this Section 2.7 and receipt by the Stockholders of the consideration therefor.

               (b) In the event that a Superior Offer described in this Section
2.7 is consummated, each Stockholder shall pay to Optionee, at the time determined in accordance with Section 2.6(b), the Incremental Value (as determined in accordance with Section 2.6(b)) received by such Stockholder for each of such Stockholder's Shares.

               (c) In the event that the Superior Offer described in this
Section 2.7 expires or is terminated or withdrawn without purchase of the Shares, or if the Stockholders fail to vote their Shares (other than the Minority Percentage if so directed by Optionee) in favor of such Superior Offer, Optionee's right to exercise the Stock Option with respect to such Shares, and the restrictions on voting set forth in Section 5.1(a) and Section 7, shall, simultaneously with such expiration, termination, withdrawal or breach, be restored.

          2.8 Tender Offer Upon Exercise of Stock Option. Parent and Sub hereby agree that, in the event that (pursuant to the Stock Option) Optionee purchases an amount of the Stockholders' Shares greater than the Minority Percentage, then as promptly as practicable (and in any event within five (5) business days thereafter), Sub will, and Parent will cause Sub to, make a tender offer to the stockholders of the Company for the remaining shares of Common


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Stock (the consummation of which shall be subject only to the conditions that no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, enjoining or prohibiting the consummation of such tender offer) pursuant to which the stockholders of the Company (other than the Company, any direct or indirect subsidiary of the Company or Parent or Sub) will be entitled to receive an amount of cash consideration per share of Common Stock equal to the Offer Price, and will take such actions as may be necessary or appropriate to effectuate, and purchase shares of Common Stock pursuant to, such tender offer at the earliest practicable time.

          2.9 Termination. This Agreement will terminate and be of no further force and effect if, as a result of the failure of any conditions to such Stock Option Closing to be satisfied, the Stock Option Closing shall not have occurred within one (1) year following delivery of the Exercise Notice; provided, however, that Optionee shall have the right, by delivery of written notice to the Stockholders, to extend this Agreement for thirty (30) days if Optionee reasonably believes that any conditions to the Stock Option Closing which remain unsatisfied may be satisfied during such thirty (30) day period.

     3. Representations and Warranties of Stockholders.

     Each Stockholder severally (and not jointly), represents and warrants to Parent and Sub that:

          3.1 Power and Authority. Such Stockholder has all necessary power and authority to enter into this Agreement and to sell, assign, transfer and deliver to Parent and/or Sub, pursuant to the terms and conditions of this Agreement and the Merger Agreement, the Shares legally and/or beneficially owned by such Stockholder (as set forth on Schedule I hereto).

          3.2 No Other Rights. Except for this Agreement, there are no outstanding options, warrants or rights to purchase or acquire such Shares of such Stockholder.

          3.3 Only Shares. Such Shares of such Stockholder subject to this Agreement are the only shares of Common Stock owned of record, or owned beneficially with the power to sell, by such Stockholder.

          3.4 Title. Except as specifically disclosed on Schedule 5.1 to the Merger Agreement, such Stockholder has, and upon the closing of the Offer, Sub shall receive good and marketable title to such Shares of such Stockholder, free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever.

          3.5 Validity. This Agreement is the legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.


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          3.6 Non-Contravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) by Stockholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of such Stockholder under, any provision of (i) the charter or organizational documents of such Stockholder, if any (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to such Stockholder or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not materially impair the ability of such Stockholder to perform its obligations hereunder or prevent, limit or restrict the consummation of any of the transactions contemplated hereby.

     4. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to each Stockholder as follows:

          4.1 Power and Authority. Each of Parent and Sub has all necessary power and authority to enter into the Agreement and to purchase the Shares pursuant to the terms and conditions of this Agreement and the Merger Agreement.

          4.2 Sufficient Funds. Parent and/or Sub has, or prior to the date of the Stock Option Closing will have, all of the funds necessary to consummate the transactions contemplated hereby on a timely basis and to pay any and all of its related fees and expenses.

          4.3 Validity. This Agreement is the legal, valid and binding agreement of Parent and Sub enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          4.4 Non-Contravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent, Sub or any of Parent's other subsidiaries which are both owned directly or indirectly by Parent and which directly or indirectly owns Sub ("Owning Subs") under, any provision of (i) the Charter or Bylaws of Parent (or any comparable organizational documents) or any provision of the comparable charter or organizational documents of Sub or any Owning Sub, (ii) any loan or credit agreement, note,


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bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any Owning Sub or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any Owning Sub or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate would not have a Parent Material Adverse Effect (as defined in the Merger Agreement), materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent, limit or restrict the consummation of any of the transactions contemplated hereby.

     5. Covenants of Stockholders.

          5.1 No Disposition or Encumbrance of Shares; No Acquisition of Shares.
(a) Each Stockholder severally (and not jointly) covenants and agrees that, except as contemplated by this Agreement, no Stockholder shall, and no Stockholder shall offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares now legally and/or beneficially owned by, or that may hereafter be acquired by, such Stockholder. Each Stockholder severally (and not jointly) agrees that such Stockholder shall not grant any proxy or power of attorney with respect to the voting of Shares (each a "Voting Proxy") to any person except to vote in favor of any of the transactions contemplated by this Agreement or the Merger Agreement. Each Stockholder hereby represents and warrants that such Stockholder has granted no Voting Proxy which is currently (or which will hereafter become) effective with respect to Shares owned by such Stockholder except Voting Proxies, if any, granted to another Stockholder, and if such Stockholder has granted a Voting Proxy to any person other than a Stockholder, such Voting Proxy is hereby revoked. No Voting Proxy shall be given or written consent executed by such Stockholder after the date hereof with respect to such Stockholder's Shares (and if given or executed, shall not be effective) so long as this Agreement remains in effect; provided, however, that such Stockholder may hereafter grant Voting Proxies in furtherance of such Stockholder's obligations under Section 7.1 hereof.

               (b) Each Stockholder hereby severally (and not jointly) covenants and agrees that it shall not, and shall not offer to agree to, acquire any additional shares of Common Stock, or options, warrants or other rights to acquire shares of Common Stock (except upon exercise of stock options presently held by such Stockholder), without the prior written consent of Parent or Sub.

          5.2 No Solicitation of Transactions. Each Stockholder shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. From and after the date hereof, no Stockholder shall, directly or indirectly, solicit or initiate any takeover proposal or offer from any person, or (except to the extent permitted by the last sentence of Section
5.2 of the Merger Agreement) engage in discussions or negotiations relating thereto (including by way of furnishing information). Each


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Stockholder shall promptly advise Parent of the receipt of any Alternative
Proposal (as defined in the Merger Agreement). Notwithstanding anything to the contrary contained herein, the provisions of this Section 5.2 shall not limit or restrict in any manner whatsoever any Stockholder's actions or conduct as a director or representative of the Company.

          5.3 Stockholders' Representative. Each Stockholder hereby appoints Mark L. Nelson as Stockholders' Representative to act as Stockholders' Representative for purposes of giving and receiving notices under this Agreement.

     6. Covenants of Parent and Sub.

          6.1 No Sale. Neither Parent nor Sub will sell, offer to sell or otherwise dispose of the Shares in violation of the Securities Act of 1933, as amended.

          6.2 Performance. Parent and Sub shall perform in all material respects all of their respective obligations under the Merger Agreement.

     7. Voting Agreement: Proxy of Stockholder.

          7.1 Voting Agreement. (a) Each Stockholder hereby severally (and not jointly) agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder shall (i) vote all of the Shares legally and/or beneficially owned by such Stockholder in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; (ii) vote such Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (iii) vote the Shares against any action or agreement that would materially impede, interfere with or attempt to discourage the Offer or the Merger.

               (b) Each Stockholder hereby severally (and not jointly) further agrees that, if the Merger Agreement shall terminate solely by reason of the Company's exercise of its termination rights pursuant to Section 7.1(c)(i)(a) or
(b) of the Merger Agreement and for as long as the Exercise Period has not ended, such Stockholder (i) shall attend or otherwise participate in all duly called stockholder meetings and in all actions by written consent of stockholders, (ii) shall not, without the prior written consent of Parent or Sub, vote any of such Shares in favor of any actions requiring stockholder approval which are described in Section 5 of the Merger Agreement and (iii) shall otherwise vote such Shares, and use its reasonable efforts in its capacity as stockholder of the Company, to prevent the actions prohibited by Section 5 of the Merger Agreement.

          7.2 Irrevocable Proxy. In the event that any Stockholder shall breach its covenant set forth in Section 7.1, such Stockholder (without any further action on such Stockholder's part) shall be deemed to have hereby irrevocably appointed Parent as the attorney-in-fact and proxy of such Stockholder, with full power of substitution, to vote, and otherwise act


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(by written consent or otherwise) with respect to all shares of Common Stock
(including the Shares) that such Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise to vote such shares as set forth in Section 7.1 above; provided that in any such vote or other action pursuant to such proxy, Parent shall not have the right (and such proxy shall not confer the right) to vote to reduce the Offer Price or the Merger Consideration (as defined in the Merger Agreement) or to otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including the Stockholders) under the Offer or the Merger Agreement or to reduce the obligations of Parent and/or Sub thereunder; and provided further, that this proxy shall irrevocably cease to be in effect at any time that (x) the Offer shall have expired or terminated without any shares of Common Stock being purchased thereunder, in violation of the terms of the Offer or the Merger Agreement or (y) Parent or Sub shall be in violation of the terms of this Agreement. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 212(e) OF THE DELAWARE GENERAL CORPORATION LAW. Each Stockholder shall execute and deliver to Parent any proxy cards that such Stockholder receives to vote in favor of the consummation of the Merger. Parent shall deliver to the Secretary of the Company any such proxy cards received by it at any meeting called to approve the consummation of the Merger.

     8. Transfer of Options. Each of the Stockholders identified on Schedule I hereto as holding options to purchase shares of Common Stock of the Company (each a "Company Option") severally (and not jointly) agrees that so long as this Agreement shall remain in effect, such Stockholder (for purposes of this Section 8, an "Optionholder") will not transfer any Company Options held by such Optionholder; provided, however, that at the Effective Time, (as defined in the Merger Agreement) each Optionholder agrees to accept an amount in respect of such Company Options equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price of each such Company Option and
(B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes) and each such Company Option shall thereafter be canceled.

     9. Indemnification

          9.1 Agreement to Indemnify. Notwithstanding the provisions of Section
8.2 of the Merger Agreement regarding the non-survival of the Company's representations and warranties contained in the Merger Agreement, Mark L. Nelson (the "Indemnitor") agrees as follows:

               (a) To indemnify, defend and hold harmless Parent and Sub (each, an "Indemnified Party") and their affiliates (including any officer, director, stockholder, partner, member, employee, agent or representative of any thereof) (each a "Parent Affiliate") to the extent provided in Section 9.5 from and against all assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable fees and expenses of legal counsel chosen by Parent, Sub or Parent Affiliate (collectively, "Damages"), imposed upon or incurred by Parent, Sub or any Parent Affiliate arising out of or in connection with or resulting from any breach of any representation or warranty of the Company, or nonfulfillment, at any time prior to the consummation of the Offer, of any covenant or agreement by the Company, in each case contained in or made pursuant to the Merger Agreement or any Schedule thereto, or any certificate furnished or to be furnished to Parent or Sub thereunder.

               (b) The Indemnitor shall reimburse an Indemnified Party promptly after delivery of an Indemnification Notice certifying that the Indemnified Party has incurred Damages after compliance with the terms of this Section 9, provided, however, that the Indemnitor shall have the right to contest any such Damages in good faith.

               (c) Notwithstanding anything herein to the contrary, Indemnitor shall have no indemnification obligations hereunder unless Parent and Sub have consummated the Offer or have purchased the Shares pursuant to the Stock Option.

          9.2 Notice of Damages. An Indemnified Party will give the Indemnitor prompt notice (hereinafter, the "Indemnification Notice") of any demands, claims, actions or causes of action (collectively, "Claims") asserted against the Indemnified Party. Failure to give such notice shall not relieve the Indemnitor of any obligations which the Indemnitor may have to the Indemnified Party under this Section 9, except to the extent that such failure has materially adversely prejudiced the Indemnitor under the provisions for indemnification contained in this Agreement.

          9.3 Conditions of Indemnification of Third Party Claims. The obligations and liabilities of Indemnitor under Section 9.1 hereof with respect to Damages resulting from Claims by persons not party to the Merger Agreement shall be subject to the following terms and conditions:

               (a) The Indemnified Party will have the right (upon further notice to the Indemnitor) to undertake the defense, compromise or settlement of such Claim for the account of the Indemnitor, subject to the right of the Indemnitor to participate in the defense of such Claim pursuant to the terms of paragraph (b) of this Section 9.3 at any time prior to settlement, compromise or final determination thereof.

               (b) After delivery of an Indemnification Notice in respect of a Claim and subject to paragraph (c) of this Section 9.3, the Indemnitor may elect, by written notice to the Indemnified Party, to participate in the defense thereof with counsel reasonably satisfactory to the Indemnified Party. If the Indemnitor chooses to participate in the defense of any claim, the Indemnified Party shall cooperate with all reasonable requests of the Indemnitor and shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense.

               (c) The Indemnitor shall not, without written consent of all Indemnified Parties, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the release by the claimant or the plaintiff of all

Indemnified Parties from all liability arising from events which allegedly give rise to such Claim.

               (d) Until such time as the amount of Damages incurred by the Indemnified Party exceeds $5,000,000, all fees and expenses of counsel selected by Indemnitor incurred in participating in the defense of such Claim shall be borne solely by Indemnitor. From and after such time as the amount of Damages incurred by the Indemnified Party exceeds $5,000,000, subject to paragraph (e) of this Section 9.3, the reasonable fees and expenses of counsel to Indemnitor thereafter incurred, together with the reasonable fees and expenses of counsel to Indemnitor incurred by Indemnitor prior to such time as the Damages of the Indemnified Party exceed $5,000,000, shall be considered additional Damages for purposes of this Section 9.

               (e) If the Indemnified Party desires not to defend any Claim or to settle or compromise any Claim or consent to entry of any judgment with respect to such Claim, the Indemnified Party shall provide written notice (the "Proposed Settlement Notice") to the Indemnitor of such desire, which Proposed Settlement Notice shall state the amount of Damages which the Indemnified Party is prepared to incur as a result of such settlement, compromise or entry of judgment (the "Proposed Damage Limit"). Indemnitor shall have the right, by written notice to the Indemnified Party within ten (10) days after receipt of the Proposed Settlement Notice, to assume the defense of such Claim and to employ its own counsel in the defense of such Claim; provided, however, that upon the final determination of Damages with respect to such Claim, any Damages (including counsel fees and expenses) in excess of the Proposed Damage Limit shall be borne solely by Indemnitor and shall not be considered Damages for purposes of making any determinations pursuant to Section 9.5 as to the amount for which Indemnitor may be responsible.

          9.4 Limitation on Indemnification. Notwithstanding anything to the contrary provided elsewhere in the Merger Agreement, the obligations of any Indemnitor under this Agreement to indemnify any Indemnified Party with respect to any Claim pursuant to Section 9.2 shall be of no force and forever barred unless the Indemnified Party has given the Indemnitor notice of such claim prior to such date which is eighteen (18) months after the consummation of the Offer or the Stock Option Closing, as the case may be. In any event, the parties shall fully cooperate with each other and their respective counsel in accordance with
Section 9.3 in connection with any such litigation, defense, settlement or other attempted resolution.

          9.5 Limitation upon Indemnification Obligations. Indemnitor shall not be required to indemnify any Indemnified Party until such time as the Damages in the aggregate equal or exceed five million dollars ($5,000,000.00). Thereafter, Indemnitor's indemnification obligations hereunder shall apply to 100% of the next $5,000,000 of Damages, and 50% of the next $20,000,000 of Damages. No indemnification shall be required by Indemnitor for any Damages in the aggregate in excess of $30,000,000 (i.e., Indemnitor's maximum liability for Damages under this Section 9 shall not exceed $15,000,000).

     10. Effectiveness: Termination: No Survival. This Agreement shall become effective as to each Stockholder upon its execution by such Stockholder, Parent and Sub hereto and upon the execution of the Merger Agreement. This Agreement may be terminated as to each Stockholder at any time by mutual written consent of such Stockholder, Parent and Sub. Other than the Stock Option, which shall be governed by Section 2, and the indemnification provisions which shall be governed by Section 9, this Agreement shall terminate (including without limitation the provisions of Section 1), without any action by the parties hereto, on the date on which the Merger Agreement terminates in accordance with its terms. No such termination shall relieve any party from liability for any breach of this Agreement. The representations and warranties of the parties set forth in Sections 3 and 4 hereof shall not survive the termination of this Agreement (except that if the Stock Option is duly exercised, Sections 3.1, 3.2, 3.4 and 3.5 shall survive the exercise of the Stock Option and the purchase of the Shares pursuant thereto, regardless of any investigation made by Parent or Sub).

     11. Miscellaneous.

          11.1 Notices. Any notice request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by overnight courier, registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

           If to Parent or Sub, to:

                       Wolters Kluwer United States Inc.
                       161 North Clark Street
                       48th Floor
                       Chicago, Illinois 60601
                       Attention:  Mr. Bruce C. Lenz,
                                   Executive Vice President
                       (312) 425-7020 (telephone)
                       (312) 425-0233 (telecopier)


           with a copy to:

                       Pryor Cashman Sherman & Flynn LLP
                       410 Park Avenue
                       New York, New York 10022
                       Attention:  Arnold J. Schaab, Esq.
                       (212) 326-0168 (telephone)
                       (212) 326-0806 (telecopier)


           If to the Stockholders, to the Stockholders' Representative at:

                       Mr. Mark L. Nelson
                       Ovid Technologies, Inc.
                       333 Seventh Avenue
                       New York, New York 10001

                       (212) 536-3006 (telephone)
                       (212) 563-3784 (telecopier)


           with a copy to:

                       Fulbright & Jaworski L.L.P.
                       666 Fifth Avenue
                       New York, New York 10103-3198
                       Attention: Paul Jacobs, Esq.
                       (212) 318-3000 (telephone)
                       (212) 752-5958 (telecopier)

          11.2 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof and this Agreement may be amended or supplemented at any time. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party sought to be bound thereby.

          11.3 No Prior Agreements. This Agreement and the Merger Agreement contain the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

          11.4 Successors and Assigns. This Agreement shall not be assignable, except that Parent or Sub may assign its rights under this Agreement to another direct or indirect wholly-owned subsidiary of Parent, but such assignment shall not relieve Parent or Sub of their respective obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their successors (including heirs, administrators and executors of individuals) and permitted assigns.

          11.5 Remedies. Parent and Sub, on the one hand, and the Stockholders, on the other hand, each acknowledge and agree that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the other in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to redress the breaches of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

          11.6 Expenses. Each of the parties shall pay its own expenses in connection with the negotiation, execution and performance of the Agreement.

          11.7 Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, each of which shall be considered to be an original, both of which together shall constitute the same instrument.

          11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to the principles of conflicts of laws.

          11.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     12. Effect of Headings. The section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement to take effect as of the date set forth above.

                                  WOLTERS KLUWER U.S. CORPORATION

                                  By: /s/ PETER W. VAN WEL
                                     -----------------------------
                                         Name: Peter W. Van Wel
                                         Title: President


                                  OTI ACQUISITION CORP.

                                  By: /s/ BRUCE C. LENZ
                                     ----------------------------
                                         Name: Bruce C. Lenz
                                         Title: President


                                  STOCKHOLDERS

                                  /s/ MARK L. NELSON
                                  ------------------------------------------
                                  Mr. Mark L. Nelson

                                  /s/ CARLEEN NELSON
                                  ------------------------------------------
                                  Ms. Carleen Nelson

                                  /s/ DEBORAH HULL
                                  ------------------------------------------
                                  Ms. Deborah Hull

                                  /s/ MARTIN KAHN
                                  ------------------------------------------
                                  Mr. Martin Kahn

                                  STOCKHOLDERS

NAME                        NUMBER OF SHARES HELD        NUMBER OF OPTIONS HELD
----                        ---------------------        ----------------------

Mr. Mark L. Nelson               4,060,000                      46,000

Ms. Carleen Nelson                  10,630                     545,500

Ms. Deborah Hull                        0                      163,500

Mr. Martin Kahn                         0                      295,500